1. Name and Address of Reporting Person

       Gerald M. Laures
       1325 Aitken Drive
       Bannockburn, IL 60015

2. Issuer Name and Ticker or Trading Symbol

       Cobra Electronics Corporation
       COBR

3. IRS or Social Security Number of Reporting Person (Voluntary)

       ###-##-####

4. Statement for Month/Year

       February 1999

5. If Amendment, Date of Original (Month/Year)

       Not Applicable

6. Relationship of Reporting Person to Issuer

       xxx Director
       xxx Officer (give title below)
           Vice President-Finance and Corporate Secretary
       ___ 10 percent owner
       ___ Other (specify below)

7. Individual or Joint Group Filing (check applicable line)

       xxx Form filed for One Reporting Person
       ___ Form filed by More than One Reporting Person

Table I - Non-Derivative Securities Acquired, Disposed of, or
          Beneficially Owned

1. Title of Security - Common

2. Transaction Date  - February 18, 1999

3. Transaction Code  - M
                     - V

4. Securities Acquired (A) or Disposed of (D)

        Amount     - 25,000 Shares
        (A) or (D) - A
        Price      - $3.25

5. Amount of Securities Beneficially Owned at End of Month

        43,900 shares

6. Ownership Form: Direct (D) or Indirect (I) - D

7. Nature of Indirect Beneficial Ownership    - Not applicable


TABLE II - DERIVATIVE SECURITES ACQUIRED, DISPOSED OF, OR
BENEFIFIALLY OWNED

1. Title of Derivatie Security - Common stock

2. Conversion of Exercise Price of Derivative Security -

3. Transaction Date - February 18, 1999

4. Transaction Code - M

5. Number of Derivative Securities Acquired (A) or Disposed of (D) - 25,000 (D)

6. Date Exercisable and Expiration Date -
             6,250 shares exercisable 3-3-95,
             6,250 shares exercisable 3-3-96,
             6,250 shares exercisable 3-3-97, and
             6,250 shares exercisable 3-3-98

             Option expires March 1, 1999

/s/    Gerald M. Laures                  February 25, 1999
Signature of Reporting Person                  Date